EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 AM August 20, 2026

Subject:	United Bancorp, Inc. Increases its Third Quarter Cash Dividend Payment to $0.1975 per Share, which produces a Forward Yield of 5.0%.

MARTINS FERRY, OHIO ♦♦♦ On August 19, 2026, the Board of Directors of United Bancorp, Inc. (UBCP) declared a third quarter dividend payment of $0.1975 per share for shareholders of record on September 10, 2026 with a payment date of September 18, 2026. This is an increase of $0.01, or 5.3%, over the regular cash dividend paid in the third quarter of the previous year. In addition, this payment is greater than the regular cash dividends paid in the first and second quarters of the current year, which were $0.1925 and $0.1950 respectively. With this third quarter dividend payment and year-to-date, UBCP has paid total cash dividends of $0.76 (inclusive of a special cash dividend of $0.1750 paid in the first quarter), which is an increase of $0.03, or 4.1%, over the amount paid during the same period last year. At the third quarter payment level, the regular cash dividend produces a forward yield of 5.0% based on UBCP’s market value of $15.88 at the most recent quarter-end.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $878.0 million and total shareholder’s equity of $72.1 million as of June 30, 2026. Through its single bank charter, Unified Bank, the Company has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Ohio and Marshall Counties in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.